EX-4.e

                                       JACKSON NATIONAL LIFE
1 Corporate Way                            INSURANCE COMPANY  [Graphic Omitted]
Lansing, Michigan 48951                      A STOCK COMPANY
www.jnl.com
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                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
                (UNDER SECTION 408A OF THE INTERNAL REVENUE CODE)
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

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NAME OF INSURER     JACKSON NATIONAL LIFE INSURANCE COMPANY               CHECK IF THIS ENDORSEMENT SUPERSEDES A PRIOR
                    1 CORPORATE WAY                                       ROTH IRA ENDORSEMENT  ____
                    LANSING, MI  48951
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This endorsement is made a part of the annuity contract to which it is attached, and the following  provisions apply in lieu of any provisions in the contract to the contrary.

The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.
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                               ARTICLE I
     Except in the case of a rollover contribution described in 408A(e), a nontaxable transfer from another Roth IRA, a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution described in section 408A(d)(3)(C), the issuer will accept only cash contributions and only up to the lesser of 100% of compensation or the applicable amount as defined in 1(a) or (b) below for any tax year of the annuitant.

                              ARTICLE II
1.   The applicable amount is determined under (a) or (b) below:

     (a) If the annuitant is under age 50, the applicable amount is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter.

     (b) If the annuitant is 50 or older, the applicable amount is $3,500 for any taxable year beginning in 2002 through 2004, $4,500 for any taxable year beginning in 2005, $5,000 for any taxable year beginning in 2006 through 2007 and $6,000 for any taxable year beginning in 2008 and thereafter.

     After  2008,  the limits in  paragraphs  1(a) above will be adjusted by the
Secretary  of  the  Treasury  for   cost-of-living   increases   under   section
219(b)(5)(C). Such adjustments will be in multiples of $500.

     The applicable limit described in Article I is gradually reduced to $0 between certain levels of modified adjusted gross income (MAGI). For a single annuitant, the applicable limit is phased out between MAGI of $95,000 and $110,000; for a married annuitant who files jointly, between MAGI of $150,000 and $160,000; and for a married annuitant who files separately, between $0 and $10,000. In the case of a conversion, the Issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's MAGI for that tax year exceeds $100,000 or if the annuitant is married and files a separate return. Modified adjusted gross income is defined in section 408A(c)(3(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a non-Roth IRA (a "conversion").

     If the annuitant makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the individual's Roth IRAs for that taxable year is reduced by the regular contributions made to the individual's non-Roth IRAs for the taxable year.

     Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

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                                   ARTICLE III
     A rollover from a non-Roth IRA cannot be made to this IRA if, for the year the amount is distributed from the non-Roth IRA, (i) the annuitant is married and files a separate return, (ii) the annuitant is not married and has MAGI in excess of $100,000 or (iii) the annuitant is married and together the annuitant and the annuitant's spouse have MAGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

                                   ARTICLE IV
     No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the annuitant first participated in that employer's SIMPLE IRA plan.

                                    ARTICLE V
     A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in section 1.408A-5 of the regulations as a regular contribution to this IRA, subject to the limits in Article II above.

                                   ARTICLE VI
     For purposes of Article II above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRS or a deductible contribution to a non-Roth IRA.

                                   ARTICLE VII
     The   annuitant's   interest  in  the   contract  is   nonforfeitable   and
nontransferable.

                                  ARTICLE VIII
     The contract does not require fixed contributions.

                                   ARTICLE IX
     No amount is required to be distributed prior to the death of the individual for whose benefit the contract was originally established.

                                    ARTICLE X
1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the beneficiary, either:

     (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the annuitant's death, or

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     (b) Be  distributed  over the life,  or a period not  longer  than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the annuitant's death. Life expectancy is computed using the Single Life Table in Q&A 1 of section 1.401(a)(9)-9 of the Income Tax Regulations. Remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year distributions begin and reduced by 1 for each subsequent year.

     If distributions do not begin by the date described in (b), distribution method (a) will apply.

2. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is the sole designated beneficiary, the entire remaining interest will be distributed as follows:

     (a) the surviving spouse may elect to receive the entire remaining interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

          (i) December 31 of the calendar year immediately following the calendar year in which the annuitant died, and

          (ii) December 31 of the calendar year in which the annuitant would have attained age 70 1/2

     If the surviving spouse dies before distributions begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse or by December 31 of the calendar year containing the fifth anniversary of the spouse's death. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

     An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the annuitant's death or the date distributions are required to begin pursuant to this subparagraph (a).

     If the annuitant's spouse is the sole designated beneficiary on the annuitant's date of death, such spouse may irrevocably elect to treat the contract as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse, subject to the requirements of Articles I and II of this endorsement, (i) makes a Roth IRA contribution to the Contract, (ii) makes a rollover to or from the contract, or (iii) fails to elect that his or her interest will be distributed in accordance with one of the preceding provisions of this subparagraph (a).

     Life  expectancy  is  computed  by use of the Single Life Table in Q&A 1 of section 1.401(as)(9) of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. If distributions are being made to the spouse's designated beneficiary, the remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in this paragraph 2(a).

3. The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As 7 and 8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

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4. All methods of  distribution  under the contract  must meet the  requirements applicable to Roth IRAs under the code and applicable regulations.

                                   ARTICLE XI
1. The annuitant agrees to provide the issuer with information necessary for the issuer to prepare any reports required under sections 408(I) and 408A(d)(3)(E), and Regulations sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

2. The issuer  agrees to furnish  annual  calendar year reports  concerning  the
status  of  the  annuity  and  such  information   concerning  required  minimum
distributions as is prescribed by the Commissioner of Internal Revenue.

                                   ARTICLE XII
     Notwithstanding any other Articles that may be added or incorporated, the provisions of Articles I and IV and this sentence will be controlling. Any additional Articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

                                  ARTICLE XIII
     This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

                                   ARTICLE XIV
1. No loans are permitted under this contract, as endorsed or amended.

2. The annuitant may not transfer ownership of the contract, sell the contract, or assign or pledge the contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the company.

3. The contract is established for the exclusive benefit of the annuitant and the annuitant's beneficiaries.

4. The annuitant must be an individual who is the sole owner. Neither the owner nor the annuitant can be changed. Thus, all distributions made while the annuitant is alive must be made to the annuitant.

5. If the Contract is purchased with contributions from a nontaxable transfer after the death of the holder of a Roth IRA, any provision concerning waiver of any surrender charge, deferred contingent sales charge, or withdrawal charge (including, if applicable, any Indexed Fixed Option Withdrawal Charge) on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code is deleted.

6. Any language in the contract that directs that the contract be interpreted in accordance with section 72(s) of the Code is deleted.

7. This endorsement is effective as of the date the contract is issued or the date the contract is converted from an IRA to a Roth IRA, whichever is later.

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


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